IMPACT/BENEFIT AGREEMENT

BETWEEN:

BUFFALO RIVER DENÉ NATION
(hereinafter referred to as "Buffalo River")

- and -

A10 PROJECT
(hereinafter referred to as "A10")

Scope: As responsible stewards of land, both parties will proactively build mutually beneficial relationships.

This Impact/Benefit Agreement covers the following:

1. Purpose and Principles
2. Community Relations
3. Working Interest and Royalty
4. Business Opportunities
5. Gasification
6. Training
7. Trapline/Trapping Management
8. Denesuline Education
9. Denesuline Wisdom
10. Land Management
11. Dispute Resolution
12. Hunting Grounds and Harvesting Practices
13. Archaeological and Land Overview and Assessment
14. Information Copyright and Disclosure
15. Non-prejudice of Denesuline and Treaty Rights
16. Term and Termination
17. General
18. Definitions

WHEREAS:

A. A10 is a company that places the highest priorities on:

1. Safety
2. Environmental protection
3. Returning value to our shareholders
4. Sustainable development and
5. Community relations

B. A10 recognizes that Buffalo River's support and input on environmental, traditional, and community matters is important for achieving environmentally and socially responsible plans and operations;

C. A10 is dedicated to long term, orderly development based on mutually beneficial relations with Buffalo River;

D. A10 wishes to deal on a fair and equitable basis with Buffalo River to ensure that the impacts of A10 activities on Traditional Territory and Buffalo River activities are minimized wherever possible and that the Buffalo River community benefits from A10 activities;

E. Buffalo River wishes to protect the Traditional Territory of the Buffalo River people and their Denesuline and Treaty Rights;

F. Buffalo River and A10 wish to work consensually with each other in order to prevent and minimize conflicts and to achieve benefits for both the Buffalo River community and A10;

G. Buffalo River and A10 wish to build on the commitments in this agreement and revise it where appropriate;

H. Buffalo River have used and continue to use and occupy the Traditional Territories and maintain Denesuline Title over those lands;

I. Buffalo River people continue to have Denesuline and Treaty Rights and freedoms as protected under the terms and conditions of the *Constitution Act*, 1982, and other documents, agreements, common law and oral history not specifically referred to herein;

J. It is the consensus of Buffalo River to maintain the biological integrity of ecosystems within the Traditional Territory using a balanced approach to resource use and management that ensures the maintenance of Traditional Denesuline and Treaty Rights and livelihoods, and the protection of Traditional cultural and spiritual values and areas;

K. A10 will establish and maintain a respect for Buffalo River cultural practices and language, decision-making and community institutions;

L. A10 and Buffalo River acknowledge and agree that this Agreement is without prejudice to those Denesuline and Treaty Rights and all common law and traditional values which may be recognized and affirmed by courts of competent jurisdiction.

THE PARTIES AGREE AS FOLLOWS:

1. Purpose and Principles

1.1 The overall purpose of this Impact/Benefit Agreement is to set forth the agreed upon principles that are intended to establish and govern the relationship between the parties. These principles are intended to:

(a) assist A10 and Buffalo River to move towards mutual understanding and co-existence within the context of their respective cultures;

(b) provide a mechanism and process to maintain communications, facilitate information exchange, planning and management regarding proposals and plans for A10's development activity, including Project Operations, within the Traditional Territory in a manner that gives appropriate and adequate consideration to the rights, interests and objectives of Buffalo River and its members;

(c) support Buffalo River's training and employment programs, infrastructure development and long term economic viability;

(d) enable a process for Buffalo River Development Corporation (a division of Buffalo River) and Buffalo River members to access contract and employment work opportunities with A10;

(e) maximize Buffalo River's participation in the oil and gas industry.

1.2 This Impact/Benefit Agreement will address the development of a long term sustainable Buffalo River community which enjoys a healthy relationship with outside communities.

1.3 This Impact/Benefit Agreement will apply to present and future A10 activities within the Traditional Territories.

1.4 Subject to the consent of Buffalo River, this Impact/Benefit Agreement carries over into A10's successor companies, if A10 is sold to a different company, if A10 is in a merger or takeover with another company, or if A10 is re-named or if there is any other change in ownership of A10.

1.5 All money commitments identified within this Agreement will become operational upon execution of this Agreement.

1.6 This Agreement is acknowledged as non-transferable, exclusive, non-assignable and non-saleable. AND BINDING. RCP MC

2. Community Relations

2.1 Objective – Recognize and consider the unique and special values of the Buffalo River Community that use the Traditional Lands.

2.2 Guidelines

(a) A10 will maintain ongoing contact with Buffalo River;

(b) A10 must take into consideration any known Buffalo River Community concerns when planning for a project or program that is within the sphere of the Traditional Lands;

(c) A10 will inform and consult, on an annual basis, with Buffalo River in regard to its General Development Plan and will incorporate Denesuline Wisdom and community concerns;

(d) A10 and Buffalo River agree to meet on a regular basis, at least two times annually, so as to keep informed about the issues and concerns of the Buffalo River Community and to convey information regarding A10's operations, issues and concerns (i.e. for operational planning projects and for review of progress with this Agreement);

(e) A10 and Buffalo River will foster improved mutual awareness and understanding through participation in A10 and Buffalo River events;

(f) A10 will assist Buffalo River in seeking funding opportunities to support Buffalo River community relations activities;

(g) A10 will contribute One Hundred Thirty Thousand ($130,000.00) Dollars/yr. for four (4) years commencing 2007 until 2011 to assist in capacity building and development and implementation of the Impact/Benefit Agreement. In 2011, Buffalo River will assess the actual cost of ongoing implementation annually and this will be paid by A10;

(h) A10 will make available and administer a loan availability fund of up to One Million ($1,000,000.00) Dollars to assist any Buffalo River existing forestry contractors exiting that industry to make a transition to approved contracts within the venture. The maximum assistance per contractor is Two Hundred Fifty Thousand ($250,000.00) Dollars and will be repayable from contracts that the contractors might be approved for.

(i) A10 will contribute Seven Hundred Thousand ($700,000.00) Dollars/yr. in order to assist with infrastructure, including roads, public services and housing;

(j) A10 will contribute One Hundred Thousand ($100,000.00) Dollars/yr. in order to assist with research on impacts on water, wildlife and other resources.

3. Working Interest and Royalty

3.1 For the purposes of Article IV of that Joint Venture Agreement entered into between the subsidiary of Buffalo River, Buffalo River Dene Development Corporation, and Access Energy Inc. on November 3, 2006, A10 will contribute Five Million ($5,000,000.00) Dollars in order to assist with participation options pursuant to Article IV. These monies will be dealt with in accordance with the following structure:

(a) In the event the project is not viable, the monies will be forgiven and Buffalo River will not be responsible for repayment;

(b) In the event the project is viable, upon the successful completion of a Proven and Probable Reserve Report, Buffalo River will contribute five (5%) per cent of its gross income to A10, as repayment;

(c) Interest will accrue on the Five Million ($5,000,000.00) Dollars which shall not exceed the Prime Lending Rate, as determined by the Royal Bank of Canada or as otherwise agreed to in writing by both parties;

(d) For the purposes of this clause, the term "viability" will mean wells producing commercial quantities as determined by Buffalo River in consultation with A10 and through assessment reports or commercial bankable feasibility reports as required by Buffalo River to access its potential investment and costs will be paid for by A10.

3.2 <u>Participation in Wells</u>

(a) The scope of Buffalo River's participation rights, including participation rates and extent to which the participation right will be executed will be a 30-day casing point election or operations notice.

(b) For each well, Buffalo River will be provided with all data pertinent to the election available at the time of notice, including well logs, daily drilling reports (including core and sample descriptions), and any other drilling data and production test data which may be available to it.

(c) On receiving the required notice and data, Buffalo River and its subsidiary must, within 30 days from presentation of the data, notify the producer of the working interest it elects in the well project. If the election is not made within

the allowed time or if Buffalo River elects not to participate, then Buffalo River will be deemed to have elected not to participate in the well project but the penalty provisions of the Operating Procedure attached to the Joint Venture Agreement will apply. The producer will advise Buffalo River as to when the penalty period is expiring.

(d) If Buffalo River elects to participate in the well project, it must approve the corresponding AFE and the part of the mineral lands associated with that spacing unit will constitute "joint land" for the purposes of the Operating Procedure.

3.3 Participation in Costs

(a) Buffalo River's participation in the well project will include, subject to the provisions of the Operating Procedure, participation in all costs relating to the well project through equipping. Buffalo River shall have the right but not the obligation to participate in facilities beyond equipping and flow lines.

(b) Buffalo River has the right but not the obligation to participate, on a well project by well project basis, in facilities beyond equipping and flow lines based on its working interest share in the well project.

(c) Buffalo River will not be responsible for any costs incurred by the producer in developing the mineral lands except those caused by activities and operations in which Buffalo River elects to participate under this Agreement. In particular, Buffalo River is not responsible for costs related to past or future exploration and land acquisition. For example, whether or not Buffalo River elects to participate in any well project, it will not need to reimburse the producer for any seismic costs or payments made to the Saskatchewan Crown for acquiring or maintaining the mineral lands.

3.4 Royalty

(a) A10 Project recognizes that the Buffalo River Dene Nation currently has an outstanding claim with the Province of Saskatchewan and the Government of Canada, including a claim of Denesuline title to mineral rights within their territories. It is understood and agreed that the A10 Project will adhere to any legal requirement or decision rendered with respect to those claims and will pay the royalties as negotiated.

4. Business Opportunities

4.1 Objective – To promote and develop business opportunities with Buffalo River, and associated joint ventures, based on sound business principles.

4.2 Guidelines:

(a) Buffalo River will provide A10 with an updated list and description of Buffalo River businesses, whether owned by the Band or Band members.

(b) A10 will advise Buffalo River of potential business or employment opportunities that may be available to Buffalo River on Traditional Lands. For greater certainty, the following principles will apply:

(i) A10 will not advertise or award any contract for work or business opportunities on the Traditional Lands related to any project without providing Buffalo River with the opportunity to submit a work proposal no less than thirty (30) days prior to the work. This obligation includes all activity on the Traditional Lands, regardless of whether Buffalo River possesses the human resources, machinery or equipment set out in the proposed contract.

(ii) For the purposes of this section "work" means work submitted by Buffalo River on its own behalf or on behalf of one or more members of the Reserve or a business controlled by Buffalo River or its members.

(iii) A10 will accept the contract if it is complete, reasonably comparable in price to normal industry rates for similar work in the area, and from someone with the skills and equipment needed to do the work.

(iv) If Buffalo River does not choose to accept the contract, A10 may open bidding to any outside contractor who is prepared to operate under the same conditions as imposed on A10 by this Agreement.

(v) If there is a dispute over whether the contract satisfies the conditions of subsection (iii), any party to this Agreement may serve notice on the others to arbitrate the matter under the *Arbitration Act* of Saskatchewan with costs to be borne equally by the parties to the arbitration. Notice will be provided within one (1) year of the dispute arising.

(vi) This section does not apply to emergencies but if A10 uses an outside contractor for emergency work related to a project, it will tell Buffalo River about the emergency within one (1) day and will.

(A) tell Buffalo River who the contractor was and what equipment was used;

(B) require the contractor to abide by the conditions imposed on A10 by this Agreement, including use of local workers, where possible, and

(C) limit the activities of the contractor to those required to deal with the immediate emergency and in any event, for no longer than one (1) week duration;

(vii) if A10 fails to comply with article 4.2(b)(i), A10 must submit invoices for the work done, along with a cheque payable to Buffalo River for that amount plus interest no later than thirty (30) days after the work has been completed. Failure to do so will constitute a debt and will be subject to the lien provisions of the Operating Procedure.

(c) Buffalo River will be informed during the planning stage of company contracts to ensure that Buffalo River people are aware of possible business and employment opportunities. A10 will notify Buffalo River of the tendering of business and employment opportunities that may be filled by the Buffalo River businesses that are identified by Buffalo River for A10.

(d) A10 will, upon request, provide advice or assist Buffalo River with general or business plan development.

(e) A10 will assist Buffalo River in seeking funding opportunities to support business objectives.

(f) A10 will contribute One Hundred Thousand ($100,000.00)/yr. to hire a Traditional Lands environmental officer and environmental manager trainee.

(g) A10 will provide Buffalo River Development Corporation with sole source contracts, as follows:

(i) all land clearing operations, including seismic clearing;

(ii) all road maintenance, other than pavement;

(iii) all security services;

(iv) food and accommodation services;

(v) all reclamation work;

(vi) all environmental work required to establish the A10 operation;

(vii) purchasing consumables, as required by the A10 project. Other sole source opportunities will be discussed, as they are made available.

(h) A10 will open an intake office managed by BRDDC and will develop the office as a "portal for all" application source for business and employment for all applicants, regardless of status, resident or non-resident and A10 will staff it with two employees, at its cost, that will create an online data base of the

human resources. It is the intent of this Impact/Benefit Agreement to achieve a fifty (50%) per cent Denesuline content within the A10 project within five (5) years of the execution of this Agreement.

(i) in the event that any trade outside contractors are hired by the project, in accordance with these guidelines, and that contractor has a staff exceeding five (5) persons, that contractor must enter into an agreement that will create one (1) position for Buffalo River members in order to either acquire journeyman status or management or office operations.

5. Gasification

5.1 In the event that natural gas is located in commercially viable quantities on the Traditional Lands, A10 will contribute those portions of production necessary in order to provide the natural gas needs of the Buffalo River community.

6. Training and Education

6.1 Objective – To enable skills development on an individual or group basis that will ultimately encourage successful and satisfying employment within the Buffalo River Community.

6.2 Guidelines:

(a) A10 will support, financially or through other means, education and training programs that provide career planning and skills development. Specifically, A10 will contribute Five Thousand ($5,000.00)/yr. eligible student confirmed enrolled in a post-secondary institution.

(b) A10 will provide presentations at Career Days or Conferences, upon request, at agreeable times and dates and will contribute Five Thousand ($5,000.00)/yr. to identify opportunities that exist in the oil and gas industry.

(c) A10 will assist Buffalo River in seeking funding opportunities to support training objectives;

(d) A10 will contribute Sixty Thousand ($60,000.00)/yr. towards salary, travel and disbursements for an Education and Training Coordinator who will assist adult learners and children in identifying Education and Training opportunities and focus.

(e) A10 will provide the Buffalo River school with video and other interactive facilities in order to identify potential employment opportunities within the petroleum industry.

(f) A10 will contribute seventy (70%) per cent of the annual salary required in order to hire a Traditional Lands coordinator's position who will be

responsible for the development, coordination and execution of exposure to children of traditional land use, survival, traditional skills and values.

7. Trapping Management

7.1 Objective - Maintain effective communication with trappers or cultural users who may be affected by A10 operations on the Traditional Lands.

7.2 Guidelines:

(a) Buffalo River will assist A10 in trapper notification and consultation;

(b) If any adverse environmental impact is identified prior to or during A10's operations, mitigation or compensation or both will be negotiated with Buffalo River on behalf of the trapper.

(c) Mitigation may include relocation or re-opening of trapline facilities and compensation may involve fair market value of lost fur sales or damage to trapline facilities.

8. Denesuline Education

8.1 Objective – To promote understanding and awareness between Buffalo River and A10 of each other's business and cultural environments and to promote the integration of A10's Plan with the Traditional and Cultural knowledge of the Buffalo River Community.

8.2 Guidelines:

(a) A10 will provide Buffalo River with information about its strategies and commitments, annually.

(b) Buffalo River will provide A10 with cultural awareness training, at A10's expense, when identified by Buffalo River.

9. Denesuline Wisdom

9.1 Objective – To ensure preservation and conservation of the cultural values and traditional uses of Buffalo River are considered in Management Plans.

9.2 Guidelines:

(a) Buffalo River will research, collect, and record the Denesuline Wisdom related to its Traditional Lands.

(b) Where made available, A10 will respect Denesuline Wisdom and accommodate the unique and special Denesuline values in the decision-making processes.

(c) A10 agrees to participate in the Buffalo River Traditional Land Use Studies, specifically One Hundred Fifty Thousand ($150,000) Dollars for one (1) year.

(d) A10 will incorporate the results of the TLUS into its project planning or applications for project approval. Buffalo River will make some or all of its TLUS information available to A10 or its consultants. Both parties will endeavour to identify and resolve any potential conflicts between the project and Traditional Land Uses or Traditional Land Use sites. A10 will abide by Buffalo River's policy on confidentiality regarding all information relevant to the TLUS data in accordance with a confidentiality agreement (Schedule B). Buffalo River will abide with A10's request for confidentiality on any A10 documents reviewed by Buffalo River prior to regulatory submission or other public release.

(e) A10 will provide to Buffalo River and Buffalo River will review copies of A10's ongoing and future proposals for project approval in a timely manner and provide A10 with an opportunity to respond to any issues raised by its review. Both parties will seek mediation if these issues cannot be resolved, in accordance with this Impact/Benefit Agreement, before communicating these issues or concerns to other parties or regulatory agencies. Should both parties agree that a third party review of a A10 proposal is required, A10 will compensate Buffalo River to obtain the third-party review with the amount to be negotiated and agreed to by both parties.

10. Land Management

10.1 For the purpose of the Joint Venture Agreement entered into on the 3rd day of November, 2006 between Buffalo River Dene Development Corporation and Access Energy Inc., the Traditional Lands included within that Agreement will be defined for development purposes, after the consent of Buffalo River Dene Nation, in accordance with provincial mineral lands regulations.

10.2 A10 will advise Buffalo River annually as to which lands are deemed to be of no further interest. In the event that a subsequent party indicates an interest in those lands that have been relinquished by A10, Buffalo river will be entitled to grant them access subject to a right of first refusal by A10.

10.3 A10 only has a right to the petroleum and natural gas interests and has no other interests on any other minerals and may not impede on other types of operations that might be conducted in any of the Traditional Lands.

10.4 Land selections by A10 may be no larger than one township per selection.

10.5 Any lands identified for exploration purposes must be used within one (1) year of the date of identification. Failure to do so, will relinquish the land back to Buffalo River subject to clause 10.2 of this Agreement.

10.6 No activity beyond exploration may be undertaken without the area being subject to satisfactory environmental, traditional knowledge reports and meeting traditional land usage policies, all as identified by the Buffalo River Lands Commission.

10.7 A10 will not undertake any open pit mining functions unless specifically agreed to by all parties.

11. Dispute Resolution

11.1 Both parties will strive to settle any issues through direct discussions by representatives designated by each party. Buffalo River and A10 agree to seek resolution on any such issues directly with each other, or seek mediation if they cannot be resolved, before communicating these issues to third parties. Buffalo River and A10 recognize that any failure to respect these courtesies is grounds for either party to terminate this Agreement. A binding, without prejudice, arbitration process will be initiated in the event an individual issue cannot be resolved. This arbitration process will be established in accordance with Article VI of the Joint Venture Agreement between BRDDC and Access on November 3, 2006.

12. Hunting Grounds and Harvesting Practices

12.1 Traditional hunting and harvesting practices of Buffalo River members and designated traditional land users for livelihood purposes are founded upon strict principles of environmental conservation and management to ensure sufficient quality and quantity of resources to meet the needs of present and future generations. The preparation and reclamation practices that A10 will follow are founded on managing responsibly the impacts of its operations on the environment, reestablishing safe and productive habitat after the work is completed, and fostering ecological sustainability. A10 agrees that it will strive to avoid significant adverse impacts on the Denesuline and Treaty Rights of Buffalo River or its membership, but if such adverse impacts do arise, they will be mitigated as much as reasonably possible, in accordance with the principles set out in this Agreement.

13. Archaeological and Land Overview and Assessment

13.1 A10's projects must include an assessment of cultural and historical interests and be conducted by a qualified person. The collection and dissemination of cultural data shall be subject to the copyright provisions contained herein.

14. Information Copyright and Disclosure

14.1 Oral and written information gathered by A10 from Buffalo River Traditional Land Use Study for the purpose of this Agreement remains the property of Buffalo River. The copyright for such information resides with Buffalo River and except as may be lawfully required with respect to A10's activities and project operations on the Traditional Land Use Study, no disclosure of such information or any information collected by Buffalo River or on behalf of Buffalo River, shall be released by A10 to anyone without the written consent of Buffalo River. The release and use of such information will respect community protocols and policies.

14.2 Any artifacts recovered as a result of any assessment or study shall remain in the custody and control of Buffalo River.

15. Non-Prejudice of Denesuline or Treaty Rights

15.1 This Impact/Benefit Agreement does not prejudice any Denesuline or Treaty Rights of Buffalo River or its membership, or future claims settlement by Buffalo River or Buffalo River's and A10's requirements to abide by the laws of Canada or Saskatchewan.

15.2 In the event that legislation or regulations are passed or a negotiation process exists or is enacted that overrules, contradicts or is inconsistent with this Agreement, the parties shall consult and modify this Agreement as necessary. Any amendments to this Agreement shall be in writing and executed by the parties.

16. Term and Termination

16.1 The parties acknowledge and agree that this Agreement is intended to facilitate mutual relations between Buffalo River and A10. Both parties agree to exercise their rights and responsibilities reasonably and in good faith.

16.2 <u>Initial Term</u>

The term of the Agreement will be for a period of twenty (20) years from the date of execution (the "Initial Term").

16.3 <u>Renewal Term</u>

(a) Buffalo River and A10 believe that a long term Agreement is in the best interests of both parties.

(b) Both parties agree to abide by the terms of this Agreement. One (1) year prior to the expiry of the Initial Term, A10 is to initiate a joint review of this Agreement.

16.4 Notice to terminate this Agreement is achieved:

(a) If either party has provided to the other party thirty (30) days prior notice of its intention to terminate this Agreement; or

(b) If both parties otherwise agree to terminate this Agreement.

16.5 Annual Review

The parties agree to meet annually to review the agreement and ensure results for both parties are acceptable and to keep each other informed of each other's plans and legal status. Buffalo River will advise A10 of likely traditional or environmental concerns, and mitigation required to address such concerns. Buffalo River will also inform A10 of its plans for the following year, including employment, training, contracting services, and the scope of TLUS studies. Both parties will develop measures of performance to assess progress in the areas covered in the Scope at the beginning of this Agreement. These measures will be assessed at the year-end (annual) meeting and actions, where warranted, will be identified and taken, to improve performance for the next year.

17. Force Majeure

If any party is rendered unable, wholly or in part, by force majeure, to carry out its obligations under this Agreement other than the obligation to make money payments, that party shall give to all other parties prompt written notice of the force majeure with reasonable full particulars concerning it. Thereupon the obligations of the party giving the notice, so far as they are affected by the force majeure, shall be suspended during, but no longer than the continuance of the force majeure. The affected party shall use all possible diligence to remove the force majeure as quickly as possible. The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts or other labour difficulty by the party involved contrary to its wishes; how all such difficulties shall be handled shall be entirely within the discretion of the party concerned.

18. General

18.1 In this Agreement, unless there is something in the subject or context inconsistent therewith, words importing the singular shall include the plural and vice versa; words importing the masculine gender shall include the feminine; words importing persons shall include firms, corporations, and partnerships and vice versa.

18.2 The headings of the sections of this Agreement are inserted for convenience of reference only and shall not in any way affect the construction of this Agreement or any part thereof.

18.3 This Agreement shall be governed by and construed in accordance with the laws governing both A10 and Buffalo River.

18.4 The A10 Project financial commitment contained herein will be assumed by Access Energy Inc., in accordance with Article 5.1.1 of Schedule "D" of a Joint Venture Agreement entered into on the 3rd day of November, 2006, attached hereto as Schedule "A".

18.5 Any amendment to this Agreement must be agreed to between the parties in writing.

18.6 Any reasonable legal fees incurred by Buffalo River pertaining to negotiation, preparation or alteration of the Agreement shall be reimbursed by A10.

18.7 A10 cannot assign its rights, duties or obligations under this Agreement to any other party without the express written consent of Buffalo River.

18.8 This Agreement is executed without prejudice to Buffalo River's right to execute documents of a similar scope and nature (Non oil and gas) with other parties operating within the Traditional Territory.

18.9 This Agreement may be executed in counterpart. Delivery of an executed facsimile copy of the Agreement shall be deemed to be valid.

18.10 This Agreement applies and enures to the benefit of Buffalo River and to A10 and its permitted assigns.

19. Definitions:

19.1 For the purpose of this Agreement, the following definitions will apply:

(a) **"Denesuline Wisdom"** is as defined by the Saskatchewan Indian Cultural College, as defined from to time.

(b) **"Denesuline Community Concerns"** means as represented by Chief and Council.

(c) **"Impact Benefit Agreement"** means this document which sets out the agreed upon principles intended to govern the relationship of Buffalo River and A10;

(d) **"Co-stewardship"** means the manner in which Buffalo River and A10 come together to discuss concerns or issues that affect land use issues and environmental protection;

(e) **"Force Majeure"** means an act of God, strike, lockout or other industrial disturbance, act of the public enemy, war blockages, public riot, lightning, fire, storm, flood, explosion, governmental restraint, unavailability of equipment, and any other cause whether of the kind specifically enumerated

above or otherwise, which is not reasonably within the control of the party claiming suspension;

(f) **"Traditional Land Use Study"** or **"TLUS"** means the study Buffalo River is undertaking;

(g) **"Traditional Territory"** means the area shown in Schedule "B";

(h) **"Oil and Natural Gas"** means oil, gas, casing head gas, gas condensate, and all other liquid or gaseous hydrocarbons, bitumen, and tar sands.

(i) **"Project Operations"** are the operations of A10 or its agents within Traditional Territory;

(j) **"Sacred Areas"** refer to those features within the Buffalo River Settlement and Traditional Territory that are considered most sacred and spiritually significant by Buffalo River. These may include areas where certain cultural practices occur and landscape features that are held sacred;

(k) **"Traditional Environmental Knowledge"** refers to customary practices including codes of conduct, resource harvesting and stewardship methods, and conservation systems that are considered essential to sustain the environment for long term subsistence and livelihood purposes of Buffalo River;

(l) **"Business Opportunities"** means any activity which require work tenders and contracting opportunities.

IN WITNESS WHEREOF the parties have hereunto executed this Impact Benefit Agreement this 24th day of May, 2007.

SIGNED AND DELIVERED)
in the presence of:)

[signature]
BUFFALO RIVER DENÉ NATION

Paul A. Parnett [signature]
A10 PROJECT

Cameron Billette [signature]
Witness

Bonnie Rogers [signature]
Witness